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                                                                  Exhibit 12

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               AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
              Computation of Ratio of Earnings to Fixed Charges
                                 (Unaudited)



                                                         Six Months Ended
                                                             June 30,
                                                        2000          1999
                                                      (dollars in thousands)
Earnings:
  Income before provision for income
    taxes                                             $136,744      $166,410
  Interest expense                                     333,116       276,380
  Implicit interest in rents                             8,000         7,482

Total earnings                                        $477,860      $450,272


Fixed charges:
  Interest expense                                    $333,116      $276,380
  Implicit interest in rents                             8,000         7,482

Total fixed charges                                   $341,116      $283,862


Ratio of earnings to fixed charges                        1.40          1.59
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